Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

April 3, 2023

Palisade Bio, Inc.

7750 El Camino Real #5200

Carlsbad, CA 92009

Ladies and Gentlemen:

We have acted as counsel to Palisade Bio, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of up to 756,317 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Registration Statement on Form S-3 (File No. 333-263705) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated April 3, 2023, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

We understand that the Shares are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, to investors (each, a “Purchaser”) pursuant to definitive securities purchase agreements entered into between the Company and each of the Purchasers (the “Securities Purchase Agreements”), substantially in the form filed as Exhibit 10.01 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.01.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus, and the Base Prospectus, and in accordance with the Securities Purchase Agreements, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ SILVESTRE LAW GROUP, P.C.